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                                                                  Exhibit 10.2.3

Dated: 29 August 2006

                               (1) BIOVEX LIMITED

                                       AND

                              (2) DR. ROBERT COFFIN

                                   ----------

                                SERVICE AGREEMENT

                                   ----------

                                (WILMERHALE LOGO)

                                  Alder Castle
                                 10 Noble Street
                                London, EC2V 7QJ
                            Tel: +44 (0)20 7645 2400
                            Fax: +44 (0)20 7645 2424
                             Ref: DAA/0287572/00131

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THIS AGREEMENT is dated the 29th day August 2006

BETWEEN:

(1) BIOVEX LIMITED a company registered in England and Wales under registered number 03480520 with its registered office is at 70 Milton Park, Abingdon, Oxford, OX14 4RX (the "COMPANY"); and

(2)  DR. ROBERT COFFIN of Flat 4, 43 Colville Gardens, London W11 2BA
     ("YOU/YOU").

1.   TITLE

     You will be employed by the Company as its Chief Scientific Officer and you will report to the Chief Executive Officer (or such other person as the Board may direct).

2.   JOB DUTIES

     You agree that you will:

2.1 devote the whole of your working time, attention and abilities to your duties for the Company, the Parent or their Group Companies under this agreement, unless you are absent from work due to ill health, incapacity, injury, authorised annual leave or at the Company's request;

2.2 faithfully and diligently perform your duties to the best of your ability, act in the best interests of the Company and its Group Companies at all times and use your best endeavours to promote and develop the best interests of the Company and any Group Companies;

2.3 without payment of additional salary or remuneration, accept any offices or directorships in the Company or any Group Company and perform such other duties and exercise such other powers in relation to the business of the Company or any Group Company as may from time to time be reasonably vested in or assigned to you by the Board;

2.4 obey the reasonable and lawful directions of the Board at all times and comply with any lawful rules, regulations and policies issued by the Company from time to time;

2.5 keep the Board (or the board of directors of any other Group Company for whom you are carrying out any duties) fully informed in a timely manner of any duties or activities you are undertaking on behalf of the Company or any Group Company in such form as the Board may reasonably require;

2.6 not obtain or accept, directly or indirectly, any discount, rebate, gift, commission, fees or other benefit from any third party in respect of any sale or purchase of goods or services by the Company or any Group Company; and

2.7 carry out your duties and exercise your powers jointly with any other person appointed by the Board in its discretion to act jointly with you.

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3.   OUTSIDE INTERESTS

3.1 You agree that, during your employment with the Company, you will not, without the prior written consent of the Board, be employed or engaged by, appointed as a director or officer of or be otherwise interested or concerned (including, but not limited to interests as shareholder, partner, investor or lender) in any other business, firm, company, corporation or organisation. The Company acknowledges that you currently undertake an academic role with University College London and the Company agrees that nothing in this Agreement (including this clause 3.1) will prevent you from continuing to undertake this role, provided that it does not interfere with your duties under this Agreement or create a conflict of interest with that of the Company or any Group Company. Without prejudice to your other duties, in the event of a conflict of interest (including a potential conflict or something which might reasonably appear to be a conflict) you agree to immediately report such matter to the Chief Executive Officer.

3.2 Notwithstanding any term of this agreement, you may hold (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment any units of any authorised unit trust and up to 3% of the issued shares, debentures or other securities of any company whose shares are listed on a recognised investment exchange, on the AIM market of the London Stock Exchange plc, NASDAQ, the New York Stock Exchange or comparable markets.

3.3 During your employment you shall comply with all applicable rules of law and any policy, code, rules or regulations of the Company or any Group Company relating to dealings in shares, debentures or other securities of the Company and any Group Company or relating to any unpublished price sensitive information affecting the securities of the Company, any Group Company or any other company or corporation.

4.   FREEDOM TO TAKE UP EMPLOYMENT WITH THE COMPANY

     You undertake that by entering into this agreement or performing any of your duties for the Company you will not be in breach of any other agreement, contract or obligation binding on you.

5.   PERIOD OF CONTINUOUS EMPLOYMENT

     You agree that your employment with the Company and your period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on 12 February 1999. No period of employment with a previous employer will count as part of your period of continuous employment with the Company.

6.   TERM

6.1 Subject to clause 22 below and the remainder of this clause 6, this agreement (and hence your employment) may be terminated by either party to this agreement giving to the other party not less than 12 months' notice of termination of employment in writing.

6.2 Without prejudice to the Company's rights under clause 22 below, the Company may in its absolute discretion choose to terminate your employment immediately at any

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     time (whether or not notice of termination has been served by either party to this agreement) by making you a payment in lieu of notice within 14 calendar days of the Termination Date equivalent to the basic salary that would have been paid to you by the Company during the unexpired period of notice due to you under clause 6.1 of this agreement. The payment in lieu of notice will not take into account any commission, bonus, holiday entitlement, incentives, car allowance, pension contributions, employee benefits that would have been paid or provided to you or otherwise applicable during the unexpired period of notice. The payment in lieu of notice will be subject to deductions for income tax, employee's national insurance contributions and other deductions required by law.

6.3  The normal retirement age for your position is 65.

7.   PLACE OF WORK

7.1 Your normal place of work will be the Company's main offices. The Company reserves the right to change your normal place of work, temporarily or permanently, to anywhere within or outside the United Kingdom (including, in particular, to the Parent Company's premises at 34 Commerce Way, Woburn, MA01801, USA) provided that the Company will give you at least three months' prior notice of any permanent change of location.

7.2 In the event that your normal place of work is moved to the United States, the Company will pay all reasonable relocation expenses in line with previous company practice.

7.3 You shall be required from time to time to travel to and work from such places within or outside the United Kingdom for such periods as the Company may reasonably require for the proper and efficient performance of your duties.

8.   SALARY

8.1 You will be paid a basic salary at the rate of L118,450 per annum, which shall be subject to deductions for income tax, employee's national insurance contributions and any other deductions required by law. Your salary will accrue on a day-to-day basis and will be payable monthly in arrears on or about the last working day of each month. Your salary is paid in respect of your duties both for the Company and any Group Company for whom you are required to work and includes any directors' fees due to you.

8.2 Your salary will be reviewed by the Company once each year, provided that there shall be no obligation on the Company to increase your salary as a result of any such review.

9.   EXPENSES

     You will be reimbursed all out-of-pocket expenses reasonably and properly incurred by you solely on the business of the Company or any Group Company provided you:

9.1  comply with any expenses policy of the Company in force from time to time;

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9.2  produce to the Company such receipts or other evidence of actual payment of the expenses concerned as the Company reasonably requires; and

9.3 submit all expense claims for any such expenses within three months of incurring the expenditure.

10.  PENSIONS, BONUSES AND OTHER BENEFITS

10.1 PENSION: You shall be entitled to join the Company's money purchase pension scheme (the "Plan"), subject at all times to the rules of the Plan in force from time to time (which may be varied from time to time at the discretion of the Company). The Company will contribute, by means of monthly instalments to the Plan, an annual sum equivalent to 10% of your basic annual salary in the applicable calendar year, subject at all times to:

     (a) any contribution limitations prescribed by HM Revenue and Customs from time to time; and

     (b)  the rules of the applicable plan,

     both of which may vary from time to time.

10.2 BONUS SCHEME: Subject to the terms, conditions and rules of any applicable bonus plan in force from time to time and the successful achievement by you and by the Company of any targets, budgets or objectives determined by the Compensation Committee of the Parent for each year, you shall be eligible for a discretionary bonus of up to 30% of your basic annual salary at the applicable time. Whether each target or objective has been successfully completed, whether to pay any bonus and, if so, the amount of any bonus are matters within the discretion of the Compensation Committee of the Parent. You agree that the terms, conditions and rules applicable to the bonus plan may be varied from time to time in the absolute discretion of the Company and you acknowledge that the targets and objectives are likely to vary from year to year. The fact that a bonus is paid in one year is no guarantee that bonuses will be paid in subsequent years. As the bonus is intended to incentivise you to remain in the employment of the Company, the payment of any bonus is conditional on your being in the employment of the Company on the day the bonus is due for payment. All bonuses shall be subject to deductions for income tax, employee's national insurance contributions and any other withholdings required by applicable law.

10.3 EMPLOYEE BENEFITS: Subject to you and, where applicable, your spouse/civil partner or minor children meeting any conditions of eligibility on a ongoing basis (including those imposed by the relevant insurer and/or underwriter), the rules, terms and conditions of the applicable scheme at the relevant time (which may be varied from time to time at the absolute discretion of the Company) and to the Company being able to secure cover for you and, where applicable, your spouse/civil partner or minor children at rates which are reasonably acceptable to the Company, the Company will provide you, your spouse/civil partner and minor children with cover under its private medical expenses insurance scheme and will provide you (only) with cover under the Company's permanent health insurance scheme and life assurance scheme. The terms and conditions relating to the benefits provided under each scheme are as set out in the relevant insurance scheme that the Company has in force at the applicable time

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     (which will change from time to time during the term of this agreement).
     Any descriptions of the benefits stated in the staff handbook or elsewhere are provided for guidance purposes only and do not constitute binding terms and conditions of employment. You acknowledge that each insurance scheme includes detailed terms and conditions relating to your entitlement to benefits under any given circumstances, the level of cover and the cessation of the benefits. You are advised to obtain and review a copy of the terms and conditions of each insurance scheme, which are available from the Company's Human Resources Department.

     The Company reserves the right to withdraw any or all of these schemes at any time and/or to vary the schemes, the insurers, the rules, terms and conditions applicable to the scheme (including the eligibility conditions) or the level of cover at any time in its absolute discretion. You acknowledge and agree that you shall not be entitled to any benefits under any of the insurance schemes that may be provided for your benefit unless the claim is admitted and paid by the relevant insurance provider and that the Company shall have no obligation to take any legal action against any insurance provider in order to secure admission of any claim or payment of any benefits. Nothing in this agreement or in the rules, terms and conditions of any insurance scheme shall give rise to any express or implied limitations on the right of the Company to terminate your employment at any time in accordance with clause 6 or clause 22 of this agreement, provided that any insurance provider paying benefits to the Company under the Company's permanent health insurance scheme due to your incapacity agrees to pay the same level of benefits directly to you on the basis of and subject to the same substantive terms or conditions of cover (including the relevant definition of incapacity). You acknowledge and agree that you will not, following the termination of your employment by the Company in compliance with the terms of this clause, have any right of action or claims whatsoever against the Company arising from or in connection with the permanent health insurance scheme or the payment (or cessation of payment) of any benefits to you under the permanent health insurance scheme. You shall not have any express or implied right to receive any benefits or to the continuation of benefits following the termination of your employment.

11.  HOURS OF WORK

11.1 You agree to work such hours as may be necessary for the proper and efficient performance of your duties under this agreement and in any event not less that the normal working hours of the Company, as established from time to time.

11.2 You agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you. You acknowledge that you understand that your continued employment is not in any way conditional on you agreeing to this opt out of the 48 hour limit on your average working time during each week and you may therefore delete this clause 11.2 if you do not agree to opt out. After signing this agreement, you may opt back into the 48 hour average working week by giving the Company three months prior written notice.

12.  HOLIDAYS

12.1 The Company's holiday year runs from 1 April to 31 March.

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12.2 You will be entitled to 25 working days as paid annual leave in each holiday year, in addition to recognised English bank holidays. For the holiday year during which your employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis.

12.3 All holiday must be authorised in advance by the Chief Executive Officer and must be taken at times that are convenient to the Company having due regard to the needs of the business of the Company or any relevant Group Company. For the avoidance of doubt Regulations 15(1) to 15(4) of the Working Time Regulations 1998 (dealing with dates when leave is taken) will not apply to your employment.

12.4 You may not, without the prior permission of the Chief Executive Officer, carry forward any unused part of your holiday entitlement to a subsequent holiday year. Subject to payments made under clause 12.6 below, the Company will not make any payment in lieu of holiday which has accrued, but has not been taken, by the end of any holiday year.

12.5 Following either party to this agreement giving notice to terminate this agreement, the Company may at its discretion require you to take, during the notice period, some or all of any holiday entitlement which will have accrued to you by the date of termination of your employment, but which you have not yet taken.

12.6 On the termination of your employment with the Company, the Company will:

     (a) pay you in lieu of your accrued holiday, save that if you are dismissed for gross misconduct, the Company shall be under no obligation to pay you holiday pay in respect of accrued but untaken holiday in excess of any minimum holiday entitlement required by law for the year in question. Any payment in lieu of holiday entitlement will be subject to deductions for income tax, employee's national insurance contributions and other deductions required by law; or

     (b) deduct an amount representing salary paid during holiday taken but not accrued by the date of termination of your employment from any payments due to you from the Company (including your final salary payment or any payment in lieu of notice) or, in the event that this is insufficient, require you to repay such amount to the Company as a debt within 7 days of the termination of your employment.

     Any payment in lieu, deductions or repayments in respect of holiday entitlement shall be calculated on the basis of one day's holiday giving rise to a payment in lieu equivalent to 1/260 of your basic annual salary.

13.  DEDUCTIONS FROM WAGES

     Without prejudice to any other rights open to the Company, you consent to the Company deducting from any wages due to you, (including Company sick pay) sums representing the amount of any outstanding loans or advances made to you by the Company, any overpayment of salary or expenses and payment made to you by mistake or through misrepresentation.

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14.  DATA PROTECTION

     In order to keep and maintain any records relating to your employment under this agreement and in order to record and monitor attendance, it will be necessary for the Company to record, keep and process personal data relating to you on computer and in hard copy form. Examples of personal data include: details of your disciplinary record; any grievances raised by you; the contents of your personnel file; and any sensitive personal data held by the Company such as your religious beliefs, your ethnic or racial origin and information relating to your physical and mental health. Further, in order to pay your salary and offer you the other benefits to which you may be entitled, the Company may also need to obtain from you details of your bank account and other financial information. To the extent that it is reasonably necessary in connection with your employment and the Company's responsibilities as an employer, you agree that this data may be disclosed to others, including other employees of the Company or any Group Company, the Company's professional advisers, the Inland Revenue or other taxation authority, the police and other regulatory authorities. You hereby consent to the recording, processing, use and disclosure by the Company of personal data relating to you as set out above (including the recording, processing, use and disclosure of your sensitive personal data to the extent required by reason of your employment or by law), including the transmission of such data abroad whether the recipient is located within or outside the European Economic Area.

15.  SICKNESS OR INJURY

15.1 If you are absent from work due to sickness, injury or accident you will notify a suitable member of staff of the Company as soon as possible.

15.2 If you are absent from work for less than 7 calendar days you will complete a self-certification form setting out the nature of your illness or incapacity on your return to work. If your absence continues for 7 calendar days or more you agree that you will on the eighth calendar day of such absence submit a doctor's certificate to the Company and that you will submit further doctor's certificate promptly to cover any continued period of absence.

15.3 Provided you comply with the notification and certification procedure set out above, the Company will pay your normal basic salary for 90 working days of absence due to illness, accident or injury in any period of 12 months, whether or not such days of absence are consecutive. In the event that you exhaust your Company sick pay entitlement in any period of 12 months:

     (a) you shall not be entitled to any further Company sick pay until and unless you have returned to work for a consecutive period of not less than 3 calendar months;

     (b) any further payments of enhanced Company sick pay will be made at the sole discretion of the Company;

     (c) the Company will pay any statutory sick pay that may be due in accordance with the prevailing statutory sick pay regulations; and

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     (d)  the Company will pay any benefits due to you in accordance with the rules, terms and conditions stated in the Company's permanent health scheme, in accordance with and subject to the terms and conditions stated in clause 10.3 of this agreement.

15.4 You agree that, with effect from the date any benefits become payable to you under the Company's permanent health scheme, you:

     (a) shall cease to be entitled to any salary, Company sick pay, other remuneration (save for the PHI benefits), car allowance, other allowances, bonuses, commission, pension contributions, life assurance, private medical insurance cover, stock options grants, incentives, or other employee benefits;

     (b) shall cease to have any obligation to hold you out as its Chief Scientific Officer and the Company shall be entitled to appoint a new Chief Scientific Officer; and

     (c) will, if requested to do so by the Board at any time, immediately resign from all directorships and other offices held by you in the Company or any Group Companies.

15.5 Failure to comply with the certification requirements set out above may result in your forfeiting your entitlement to be paid during periods of absence and in your facing disciplinary action.

15.6 Company sick pay paid to you at the discretion of the Company at any time shall include any statutory sick pay payable to you under the then prevailing rules of the statutory sick pay scheme. The Company may deduct from Company sick pay an amount or amounts equal to any state sickness benefit to which you are entitled.

15.7 The Company reserves the right to require you to undergo a medical examination by the Company's doctor or an independent medical practitioner in the event that you are unable to carry out your normal duties for the Company or are absent from work due to illness, accident or injury for not less than one month and you agree that the doctor or independent medical practitioner may disclose to the Company the results of the examination and discuss with the Company and its professional advisers any matters arising from the examination as might impair you from properly discharging your duties. You also authorise your own doctor to provide the Company's doctor and/or independent medical practitioner with any relevant extracts from your medical notes. This clause is without prejudice to your statutory rights, including your rights under the Access to Medical Reports Act 1988.

16.  CONFIDENTIALITY

16.1 During the course of your employment you will have access to and become aware of information which is confidential to the Company. You undertake that you will not, save in the proper performance of your duties, use (whether for your own benefit or for the benefit of any other person, firm, company or organisation) or disclose to any person, firm, company or organisation any of the trade secrets or other confidential information of or relating to (a) the Company; (b) any Group Company; (c) any customer or Prospective Customer (as defined below) of the Company or any Group

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     Company; (d) any person, firm, company or organisation with whom or which the Company is involved in any kind of business dealings, venture or partnership; or (e) the business of the Company or any Group Company, which (in the case of each of (a) through to (e)) you received or obtained in the course of your duties for the Company or as a result of your employment by the Company. You will likewise use your best endeavours to prevent the unauthorised publication or disclosure by any third party of any such trade secrets or confidential information.

16.2 The restriction stated in clause 16.1 above shall continue to apply after the termination of your employment, but shall cease to apply to information which must be disclosed by law or by an order of any court or tribunal of competent jurisdiction and to information which becomes available to the public generally (other than by reason of your breaching this clause). Nothing in this clause will prevent you making a "protected disclosure" within the meaning of Section 43A Employment Rights Act 1996, provided that you have first followed and exhausted any reasonable Company procedure in relation to the reporting of any alleged wrongdoing or malfeasance on the part of the Company or any Group Company or any of its/their officers, directors, employees or advisers.

16.3 For the purposes of this agreement confidential information shall include, but shall not be limited to:

     (a) corporate, marketing, product development and business development strategies and plans;

     (b) budgets, management accounts, bank account details and other confidential financial data;

     (c)  business, sales and marketing methods;

     (d) details, designs, know-how, technical data, techniques, processes and specifications of or relating to any products and services being sold, provided, manufactured, distributed, researched or developed, including all: research and development reports and data; genetic data; databases; chemical formulae; information relating to pre-clinical or clinical trials; medical records; proprietary vaccines; vaccines; pharmaccines; anti-viral therapies; disease inhibitors; proprietary bioinformatics; proprietary elements or compounds (whether organic or inorganic); methods of manufacture; nucleotide or nucleotide sequence including DNA and RNA sequences; gene; vector or construct including plasmids, phages or viruses; host organism including bacteria, fungi, algae and protozoa; hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; drug or pro-drug; assay or reagent; any other genetic or biologic material or micro-organism; multi-cellular plants; data for the derivation of molecular structures including NMR spectra, X Ray diffraction patterns, and other primary experimental information, assignments and other calculations, required for determination of the structure, and co-ordinates of the derived molecular structure; and any intellectual property rights;

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     (e)  computer technology; computer programs; software applications and systems; information relating to proprietary hardware or software (including updates); source and object code to proprietary software; confidential algorithms developed or used for such proprietary software;

     (f) details of the salaries, remuneration, fees, bonuses, commissions and other employment terms applicable to employees, officers and consultants;

     (g) the names, addresses and contact details of any customers, Prospective Customers, suppliers, advisers, distributors, agents and other business partners, customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of Prospective Customers for any products or services;

     (h) the terms and conditions of business with customers, suppliers, advisers, distributors, agents and other business partners, including any pricing policy, discount policy or credit policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement with any third party;

     (i) software and technical information necessary for the development, maintenance or operation of any websites and the source and object code of each website;

     (j)  existing, pending or threatened litigation; and

     (k) any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners.

17.  DELIVERY UP OF THE COMPANY'S PROPERTY

17.1 You may not, save in the proper performance of your duties or with the prior permission of the Company, remove any property belonging to the Company or any Group Company, or relating to the affairs of the Company or any Group Company, from the Company's or any Group Company's premises, or make any copies of documents or records relating to the Company's or any Group Company's affairs.

17.2 Upon the Company's request at any time, and in any event on the termination of your employment, you will promptly deliver up to the Company or its authorised representative, any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks tapes or other computer hardware or software or memory medium or devices (together with all copies of the same), and all property of whatever nature in your possession or under your control which belongs to the Company or any Group Company or relates to its or their business affairs. You will, at the Company's request, provide the Company without delay with a written statement confirming that you have complied with this obligation.

17.3 If, on the termination of your employment, you have any information relating to the Company or any Group Company or work you have carried out for the Company or

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     any Group Company which is stored on a device (which for the purpose of this agreement includes any personal computer, laptop computer, web-server, personal digital assistant, mobile telephone, memory, disk or any other storage medium) which device does not belong to the Company, you agree to disclose this fact to the Company immediately upon the termination of your employment and you agree to provide the Company with immediate access to the relevant device so that the Company may download the information and/or supervise its deletion from the device concerned. You will, at the Company's request, furnish the Company with a written statement confirming that you have complied with your duty of disclosure to the Company under this clause.

18.  COPYRIGHT AND DESIGN RIGHTS

18.1 You acknowledge and agree that the provisions of this clause 18 apply in respect of any works in which copyrights, design rights, or database rights (or similar forms of intellectual property protection) may exist which you have made or originated either by yourself or jointly with other people during your employment with the Company, but prior to the date of this agreement, as well as any such works which you may so make or originate after the date of this agreement.

18.2 You will promptly disclose to the Board all works in which copyrights, design rights or database rights (or similar forms of intellectual property protection) may exist which you have made or originated or which you make or originate either by yourself or jointly with other people during your employment whether before or after the date of this agreement.

18.3 Any copyright work, design or database which has been or may be created by you in the normal course of your employment, in the course of carrying out duties specifically assigned to you or which is capable of being used or exploited by the Company or any Group Company in its business operations, shall be the property of the Company whether or not the work was made at the direction of the Company or was intended for the Company and the copyright in it and the rights in any design or database shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant).

18.4 To the extent that such copyrights, design rights and database rights (and similar forms of intellectual property protection) are not otherwise vested in the Company, you hereby assign the same to the Company, together with all past and future rights of action relating thereto. In relation to any copyright work, design or database that may created by you in the future, whether in the normal course of your employment, in the course of carrying out duties specifically assigned to you or which is capable of being used or exploited by the Company or any Group Company in its business operations, you hereby assign, by way of present assignment of future rights to the extent permissible by law, the copyrights, design rights and database rights (and similar forms of intellectual property protection) in the same to the Company, with the intention that such copyrights, design rights and database rights (and similar forms of intellectual property protection) should forthwith upon completion of the relevant works vest in the Company.

18.5 You recognise and accept that the Company may edit, copy, add to, take from, adapt, alter and translate the product of your services in exercising the rights assigned under clause 18.3.

18.6 To the fullest extent permitted by law, you irrevocably and unconditionally waive any provision of law known as "moral rights" including any moral rights you may otherwise have under sections 77 to 85 inclusive of the Copyright Designs and Patents Act 1988 in relation to the rights referred to at clause 18.3. You give this waiver in favour of the Company and each Group Company, and all successors in title to and licensees of the copyright, design right and database right in such works (whether existing or future).

18.7 You agree that you will at the Company's request and expense, execute such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Company under this clause 18 both before and after the termination of this agreement for any reason.

18.8 You agree that you will not at any time make use of, disclose or exploit the Company's property, trade marks, service marks, documents, materials or information in which the Company or any Group Company owns (wholly or partially) the copyright, design right or database right (or similar forms of intellectual property protection) for any purpose which has not been authorised by the Company.

19.  INVENTIONS

19.1 You acknowledge and agree that the provisions of this clause 19 apply in respect of any invention, discovery, design, improvement or other matter or work whatsoever made or discovered or to be made or discovered by you (whether alone or jointly with others) from time to time during the course of your employment with the Company whether before or after the date of this agreement.

19.2 It has been and it shall be part of your normal duties at all times to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved and to further the intellectual property interests of the Company. You and the Company agree that, because of the nature of your duties and the particular responsibilities arising from your duties, you have had and continue to have a special obligation to further the interests of the Company.

19.3 You hereby acknowledge and agree that the sole ownership of any invention, discovery, design, improvement or other matter or work whatsoever made or discovered or to be made or discovered by you (whether alone or jointly with others) from time to time in the course of undertaking your normal duties for the Company or any Group Company under this agreement or in the course of carrying out duties assigned to you by the Company or any Group Company under this agreement, whether in each case before or after the date of this agreement, and all patents, trade secret rights and other intellectual property and proprietary rights therein ("Company Inventions") shall (subject to any contrary provisions of the Patents Act 1977, the Copyright Designs and Patents Act 1988 or any other applicable laws and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company or as it may direct.

19.4 You shall promptly give to the Board full details of all inventions, discoveries, designs, improvements or other matter or works whatsoever made or discovered by you from time to time during your employment with the Company, whether before or after the date of this agreement.

19.5 All worldwide copyright, design rights and database rights in all Company Inventions shall be and remain the property of the Company and the provisions of clause 18 above shall apply in relation to the same.

19.6 You agree that you shall, at any time during your employment or thereafter, at the Company's expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Company may reasonably request in order to vest effectually all Company Inventions, to the extent that the same is the property of the Company or any other Group Company, and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute and do such acts and things and execute any such documents as set out above.

19.7 You agree that you will not knowingly do or omit to do anything which will or may have the result of imperilling any such protection aforesaid or any application for such protection.

19.8 You agree that you will not at any time make use of, disclose or exploit any Company Invention belonging wholly or partially to the Company or any Group Company for any purpose which has not been authorised by the Company.

19.9 Each of the provisions in this clause 19 is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the clause will not in any way be affected or impaired.

20.  GARDEN LEAVE

     The Company shall be under no obligation to provide you with work during any period of notice of termination of employment (or any part thereof), whether such notice is given by the Company or by you (the "NOTICE PERIOD"). During the Notice Period, the Company may require you: (a) to carry out special projects or alternative duties provided that they are reasonably consistent with your status within the Company and your qualifications and skills; and/or (b) to cease carrying out some or all of your duties and powers for the Company or any Group Company; and/or (c) not to have any business dealings with the employees, suppliers, advertisers, customers and agents of the Company or any Group Company; and/or (d) not to attend at any premises or offices of the Company or any Group Company. You agree that you will, if requested to do so by the Board at any time during the Notice Period, immediately resign from all directorships and other offices held by you in the Company or any Group Companies. You will, during the Notice Period, continue to receive your salary and all contractual benefits provided by your employment. During the Notice Period you may not be engaged or employed by, take up any office or partnership in or be otherwise interested or concerned in any other company, firm, business or organisation without the prior written permission of the Company. You will continue to owe the Company duties of good faith, fidelity and loyalty during the Notice Period and the provisions of this agreement will continue in force during the Notice Period unless otherwise stated in this clause 20.

21.  SUSPENSION

     In addition to the right to put you on garden leave set out in clause 20, the Company may suspend you on full pay pending the outcome of a disciplinary investigation or for health reasons. Whilst on suspension the Company may impose the same conditions as are applicable during garden leave.

22.  TERMINATION OF EMPLOYMENT

22.1 The Company may terminate your employment with immediate effect by serving written notice of immediate termination on you in the event that you:

     (a) are, in the reasonable view of the Board, guilty of gross misconduct, wilful and serious neglect of duty, material dishonesty, gross incompetence or gross negligence;

     (b) infringe (in a manner which the Board reasonably considers to be material or prejudicial to the interests of the Company or any Group Company) any rules or regulations imposed by any regulatory or other external authority or professional body applicable to your employment or which regulate the performance of your duties, the Company's business or the listing of the shares or securities of the Company or any Group Company on a recognised investment exchange or you fail to continue to possess any qualification or meet any condition or requirement laid down by any such applicable regulatory authority or professional body or by any legislation or regulations;

     (c) act in a way which in the reasonable view of the Board brings you, the Company or any Group Company into material disrepute, whether or not such act is directly related to the affairs of the Company or any Group Company;

     (d) breach clause 3.3 of this agreement, violate any rules of the Company relating to your dealings with the shares of the Company or any Group Company and/or enter into any transaction which contravenes the insider dealing provisions contained in the Criminal Justice Act 1993 or any other statutory provision;

     (e) become bankrupt, have an interim order made against you under the Insolvency Act 1986 or make any composition or enter into any deed of arrangement with your creditors or the equivalent of any of these under any other jurisdiction;

     (f) are convicted of a criminal offence (other than a motoring offence for which you are not sentenced to any term of imprisonment, whether immediate or suspended); or

     (g) become disqualified from acting as a director of a company or resign from any office you hold as a director of the Company or any Group Company otherwise than at the written request of the Company or with the prior written consent of the Company.

22.2 In the event of the termination of your employment pursuant to clause 22.1, you shall not be entitled to receive notice of termination in accordance with clause 6.1 of this agreement or any payment in lieu of notice in accordance with clause 6.2 of this agreement.

22.3 You agree that you will, on the termination of your employment, transfer to the Company (or as the Company may direct) any shareholdings held by you on behalf of the Company or any Group Company, subject to and in accordance with the Company's articles of association from time to time.

23.  OBSERVER RIGHTS

23.1 Subject to clause 23.2 below, the Company will procure that you will be entitled to attend and participate (other than as to voting) in all meetings of the Board of the Parent Company in full as a nonvoting observer (including all meetings conducted by telephone and/or teleconference) and to receive copies of all notices, materials or documents distributed by the Parent Company to its directors.

23.2 The Parent Company shall reserve the right to exclude you from access to any materials, documents or meeting or portion thereof if the Parent Company believes on advice of its legal advisor that such exclusion is reasonably necessary to preserve attorney-client privilege, provided that you are informed of the existence of any such materials, documents or meeting or portion thereof and the general content thereof, together with a written or oral summary (and, if oral, followed up with a summary in writing provided by the Company's legal advisor if so requested by you) of such legal advice (with such redactions as may be necessary to preserve attorney-client privilege).

24.  OFFICES

24.1 If, for any reason, you shall either:

     (a) resign, at the Company's request, as a director of the Company or any Group Company; or

     (b)  be removed from office as a director of the Company or any Group
          Company,

     then you agree that, notwithstanding your so ceasing to be a director of the Company or any applicable Group Company (as the case may be), your employment shall not terminate, there shall be no constructive dismissal, you shall continue to act as an executive employed by the Company on and subject to the terms and conditions otherwise set out in this agreement and you shall have no claim against the Company or any Group Company in respect of any loss of office.

24.2 You agree that you will, on the termination of your employment, resign immediately from all offices you hold in the Company and/or any Group Company.

24.3 You hereby irrevocably appoint the Company to be your attorney to execute any documents and do anything in your name to effect your resignation as a director of the

     Company or any Group Company should you fail to resign following a request from the Company to do so in accordance with clause 24.2. A written notification signed by a director of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

25.  RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

25.1 You agree and covenant to the Company that you will not, without the prior written permission of the Board, during the period of 12 months immediately following the Termination Date (less any period you are required to cease undertaking any duties for the Company pursuant to clause 20 of this agreement), and whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

     (a) in connection with the carrying on of any business which competes in the Restricted Area with the Business, solicit or entice away from the Company or any Group Company the business or custom of any customer or Prospective Customer (as defined below) with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

     (b) in connection with the carrying on of any business which competes in the Restricted Area with the Business, accept any business, orders or custom from any customer or Prospective Customer of the Company or any Group Company with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

     (c) in connection with the carrying on of any business which competes in the Restricted Area with the Business, endeavour to entice away from the Company or any Group Company any supplies of goods or services being provided to the Company or any Group Company by any person, firm, company or organisation whom or which supplied goods or services to the Company or any Group Company during the Relevant Period with whom you had business dealings on behalf of the Company or any Group Company in the course of the Relevant Period or about whom you are privy to confidential information at the Termination Date;

     (d) in any way seek to affect the terms of business on which the Company or any Group Company deals with any person, firm, company or organisation whom or which was a customer, agent, distributor or contractor of or whom or which supplied goods or services to the Company or any Group Company during the Relevant Period or act or omit to act in any manner which will or is likely to result in any such person, firm, company or organisation terminating or reducing the amount of business dealings with or the custom, services or supplies it provides to or for the Company or any Group Company;

     (e) solicit or seek to entice away from the Company or any Group Company any person employed or engaged by the Company or any Group Company as a director, officer, president or a vice president or any other person employed or engaged in a managerial, technical, engineering, sales, marketing, research and/or development capacity at the Termination Date with whom you had dealings during the Relevant Period. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, director or employee concerned; or

     (f) employ or engage or offer to employ or engage any person employed or engaged by the Company or any Group Company as a director, officer, president or a vice president or any other person employed or engaged in a managerial, technical, engineering, sales, marketing, research or product development capacity at the Termination Date with whom you had dealings during the Relevant Period. This restriction shall apply regardless of whether the employment involves a breach of contract on the part of the consultant, director or employee concerned.

25.2 You agree and covenant to the Company that you will not, without the prior written permission of the Board, for a period of 12 months immediately following the Termination Date (less any period you are required to cease undertaking your duties for the Company pursuant to clause 20):

     (a)  be engaged, appointed or employed within the Restricted Area by;

     (b) undertake any duties in relation to the Restricted Area (wherever you are based) for; or

     (c)  be otherwise interested, concerned or involved in,

     (as the context permits) any person, firm, company, corporation, business or organisation which competes in the Restricted Area with the Business.

25.3 Each of the sub-clauses contained in clause 25 constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the agreement and that if any such restriction would be valid if some part thereof were deleted, such restrictions shall apply with such modification as may be necessary to make them effective.

25.4 You agree that if you receive an offer of employment, consultancy, directorship or other office or partnership during the continuance in force of any of the above, you will prior to acceptance of an offer, provide the party making the offer with copies of this clause and details of your notice period, the restrictions on your use and disclosure of confidential information and the clauses dealing with copyright and inventions.

25.5 You acknowledge that the Company is entering into this agreement not only for itself but also as the trustee of each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you. If requested to do so by the

     Company, you will at any time enter into like restrictions as those contained in this clause 25 (mutatis mutandis) with any other Group Company.

25.6 Nothing in this clause 25 shall prohibit you from holding the investments and interests set out in clause 3.2 above.

25.7 Following the date upon which your employment terminates, you will not:

     (a) represent yourself as being in any way connected with the business of the Company or any Group Company (except to the extent agreed by such Company); or

     (b) carry on, cause or permit to be carried on any business under or using any name, trade mark, service mark, style, logo, get-up or image which is or has been used by the Company or any Group Company, or which in the reasonable opinion of the Company, is calculated to cause confusion with such a name, trade mark, service mark, style, logo, get-up or image or infer a connection with the Company or any Group Company.

26.  DISCIPLINARY AND GRIEVANCE PROCEDURES

26.1 The Company's disciplinary procedure shall apply to you, but may be modified by the Company to the extent that the Company determines to be reasonable to take into account your position in the Company. All disciplinary decisions will be taken by a director of the Company (other than you) and your right of appeal shall be to one of the non-employee directors or the Chairman of the Parent.

26.2 The Company's grievance procedure shall not apply to you. If you have any grievance relating to your employment you should write to the Board setting out full details of the grievance and providing all relevant information. You agree to promptly answer (in writing if so required) any questions put to you by any member of the Board in relation to such grievance. All grievances shall be determined by a director of the Parent and you shall have a right of appeal to one of the non-executive directors or the Chairman of the Parent.

27.  SECURITY

27.1 All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company's information technology ("IT") or communications systems or Company property will be treated by the Company as work related and the Company's IT systems and network are provided for your use in undertaking your duties. You agree that the Company may intercept, record and monitor all such communications made by you and your use of the Company's IT systems and network without further notice. Accordingly, you should not regard any such communications or use as being private and matters which are private should be conducted by you outside of your working hours, away from the Company's premises and without use of the Company's communications and IT hardware, software, systems and networks.

27.2 The interception, recording and monitoring of communications is intended to protect the Company's business interests, for example, but without limitation, for the purposes of quality control, security of communication and IT systems, protection of the Company's confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

27.3 You agree that intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

28.  COLLECTIVE AGREEMENTS

     There are no collective agreements which directly affect your terms and conditions of employment.

29.  PARTICULARS OF EMPLOYMENT

     This agreement includes the particulars of employment required by the Employment Rights Act 1996.

30.  RECONSTRUCTION OR AMALGAMATION

     If before the termination of this agreement, your employment is terminated by reason of the liquidation of the Company for the purposes of any reconstruction or amalgamation, and you are offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable than the terms of this agreement, then, to the extent permitted by law, you will have no claim against the Company in respect of the determination of your employment.

31.  ENTIRE AGREEMENT

31.1 This agreement is in substitution for and supersedes any previous service agreement, contract of employment or offer letter between the Company or any Group Company and you (including, without limitation, the service agreement between the Company and you dated 12 February 1999), all of which shall be deemed to have been terminated by mutual consent on the date this agreement comes into force and without giving rise to claims against the Company. You hereby acknowledge and warrant that this agreement states the entire agreement between the parties in relation to your terms of employment, that there are no agreements or arrangements whether written or oral or implied between the Company or any Group Company and you relating to your employment by the Company other than those expressly set out in this agreement and that you are not entering into this agreement in reliance on any representation not expressly set out in this agreement.

31.2 The termination of this agreement howsoever arising shall not affect any of the provisions of this agreement which are expressed to operate or have effect or are capable of operation or effect after such termination.

32.  NOTICES

     Any notice you are required to give under this agreement must be hand delivered to the Chief Financial Officer of the Parent at the Parent's principal executive office from time to time. Any notice the Company is required to give you will be hand delivered to you or sent by recorded delivery post to your last notified home address. These notices will be deemed to have been given on the date of receipt if hand delivered and, if posted, on the day on which the letter would be delivered in the ordinary course of recorded delivery post.

33.  THIRD PARTIES

     This agreement constitutes an agreement solely between the Company and you, and, save where otherwise provided, for the purposes of the Contracts (Rights of Third Parties) Act 1999, nothing in this contract confers or purports to confer on a third party any benefit or any right to enforce a term of this contract.

34.  INTERPRETATION

34.1 Any reference in this agreement to:

34.2 any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to;

34.3 "BUSINESS" means any business, trade or other commercial activities of the Company or any Group Company operated at the Termination Date: (a) with which business of the Company or any Group Company you are concerned or involved to any material extent during the Relevant Period; or (b) in relation to which business of the Company or any Group Company you are privy to confidential information at the Termination Date;

34.4 "BOARD" shall mean the Board of Directors of the Parent from time to time or any person or any committee of the Board duly appointed by it;

34.5 "GROUP COMPANY" means each and every all company and/or corporation in any jurisdiction: (a) which from time to time is a subsidiary or a holding company of the Company; (b) which from time to time is a subsidiary of such holding company (excluding the Company); and (c) over which the Company or its holding company has control within the meaning of Section 416 of the Income and Corporation Taxes Act 1988 (and where the terms "SUBSIDIARY" and "HOLDING COMPANY" have the meanings attributed to them by section 736 of the Companies Act 1985);

34.6 "INCLUDE" and "INCLUDING" and "IN PARTICULAR" shall be construed as being by way of illustration only and shall not limit the generality of the preceding words;

34.7 "PARENT" means BioVex Group, Inc., a Delaware corporation and the sole shareholder of the Company.

34.8 "PROSPECTIVE CUSTOMER" means any person with whom the Company or any Group Company is in negotiations in relation to the sale or supply of goods and/or services by the Company or any Group Company to such person or to whom the Company or any Group Company has submitted a tender relating to such a sale or supply arrangement;

34.9 "RELEVANT PERIOD" means the period of 12 months immediately preceding the Termination Date, save where you are placed on garden leave and undertake no duties for the Company for part or all of the Notice Period ("GARDEN LEAVE"), in which case the Relevant Period shall mean the period of 12 months immediately preceding the date upon which you commence Garden Leave;

34.10 "RESTRICTED AREA" means the United States of America, the United Kingdom and such other countries within which, on the date your employment terminates, the Company or any Group Company operates the Business and in relation to which country, during the Relevant Period, you:

     (a) undertook material duties for the Company or any Group Company in relation to any part of the Business being operated in that country; or

     (b) had a material degree of management responsibility for a material part of the Business being operated in that country; or

     (c)  were privy to confidential information relating to the Business; and

34.11 "TERMINATION DATE" means the date upon which your employment with the Company terminates howsoever arising.

35.  GOVERNING LAW

     Your terms of employment with the Company are governed by laws of England and the parties submit to the exclusive jurisdiction of the English courts. The Company may however enforce the agreement in any other courts of competent jurisdiction.

IN WITNESS WHEREOF this agreement has been executed and delivered as a deed on the date stated on the first page of this agreement.

EXECUTED AND DELIVERED AS A DEED
BY BIOVEX LIMITED
ACTING BY:                              /s/ Gareth Beynon
                                        ----------------------------------------
                                        Director


                                        /s/ P. Astley-Sparke
                                        ----------------------------------------
                                        Director/Secretary


EXECUTED AND DELIVERED AS A DEED
BY DR. ROBERT COFFIN:                   /s/ Robert Coffin
                                        ----------------------------------------

in the presence of:-


Signature of witness                    /s/ illegible
                                        ----------------------------------------
Name of witness                         Guy Simpson

Address of witness                      102 Albert Road


                                        /s/ illegible
                                        ----------------------------------------
Occupation of witness                   scientist